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                                                                     EXHIBIT 4.2

                                     FORM OF
                           SOUTHFIRST BANCSHARES, INC.
                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT ("Option Agreement") is made and entered into as of the ____ day of ________, ____, by and between SouthFirst Bancshares, Inc. (the "Company") and __________________, an employee [a director] of [the Company] [First Federal of the South, an Affiliate] [Pension & Benefit Financial Services, Inc., an Affiliate] ("Participant").

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of the Company has adopted that certain SouthFirst Bancshares, Inc. 1998 Stock Option and Incentive Plan, as amended and restated (the "Plan"), a copy of which is attached hereto as Exhibit "A" and incorporated herein by reference. Pursuant to the terms of the Plan, the Board of Directors has selected Participant to participate in the Plan and desires to grant to Participant certain stock options to purchase shares of the Company's authorized common stock ("Stock"), subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                         1. INCORPORATION OF PROVISIONS

         This Option Agreement is subject to, and is to be construed in all respects in a manner which is consistent with, the terms of the Plan, the provisions of which are hereby incorporated by reference into this Option Agreement. To the extent that any terms contained herein are contrary to, or inconsistent with, the terms of the Plan, the terms of the Plan shall govern. Unless specifically provided otherwise, all defined terms used in this Option Agreement shall have the same meaning as in the Plan.

                               2. GRANT OF OPTION

         Subject to the further terms and conditions of this Option Agreement, Participant is hereby granted an incentive stock option to purchase _______ shares of Stock, effective as of the date first written above. This stock option is intended to be [a Non-ISO] [an ISO].

                            3. MARKET VALUE OF STOCK

         The Board of Directors has determined, in good faith and in its best judgment, that the Market Value per share of Stock, as of the date the stock option is granted pursuant to this Option Agreement, is $________.



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                                 4. OPTION PRICE

         The Board of Directors has determined that the price for each share of Stock purchased under this Option Agreement shall be $________, the Market Value per share of Stock.

                            5. EXPIRATION OF OPTIONS

         The option to acquire Stock pursuant to this Option Agreement shall expire (to the extent not previously fully exercised) upon the first to occur of the following:

                (a) __________ (the tenth anniversary of the Effective Date), unless an ISO granted to a 10% holder, in which case __________ (the fifth anniversary of the Effective Date);

                (b) The date which is three months following the date upon which Participant ceases Continuous Service with the Company, or any Affiliate, otherwise than as a result of a Change in Control of the Company or Participant's death, Permanent and Total Disability, Retirement, or termination for Cause;

                (c) The date upon which Participant ceases Continuous Service with the Company, or any Affiliate, other than as a result of termination for Cause, with respect to any portion of this option which is not then exercisable on the date Participant ceases his employment with the Company;

                (d) The date which is 60 days following the date upon which Participant ceases to be employed by the Company, or any Affiliate, by reason of a Change in Control of the Company;

                (e) The date which is the second anniversary of the date upon which Participant ceases to be employed by the Company, or any Affiliate, by reason of Participant's death;

                (f) The date which is the first anniversary of the date upon which Participant ceases to be employed by the Company, or any Affiliate, by reason of Participant's Permanent and Total Disability;

                (g) The date which is six months following the date upon which Participant ceases to be employed by the Company, or any Affiliate, by reason of Participant's Retirement; or

                (h) The date upon which Participant ceases to be employed by the Company, or any Affiliate, by reason of Participant's termination for Cause.

                              6. EXERCISE OF OPTION

         Unless options hereunder shall earlier lapse or expire pursuant to
Section 5 hereof, the option to acquire the aggregate number of ______ shares under this option may be first exercised on the

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dates and with respect to the aggregate number of shares subject to this Option
Agreement as follows:

                  (a)      One year from date of grant, _____ shares (20%);

                  (b) Two years from date of grant, an additional _____ shares (20%);

                  (c) Three years from date of grant, an additional _____ shares (20%);

                  (d) Four years from date of grant, an additional _____ shares (20%);

                  (e) Five years from date of grant, an additional _____ shares (20%).

         To the extent such options become exercisable in accordance with the foregoing, Participant may exercise the stock option granted hereunder, in whole or in part, from time to time. The option exercise price may be paid by Participant either in cash or by surrender of other shares of Stock of the Company held by Participant. Participant, shall be given credit against the option exercise price hereunder for such shares surrendered equal to the Market Value on the day preceding exercise of the option.

                              7. MANNER OF EXERCISE

         The stock option granted hereunder may be exercised by written notice to the Company specifying the number of shares to be purchased and signed by Participant or such other person who may be entitled to acquire stock under this Option Agreement. If any such notice is signed by a person other than Participant, such person shall also provide such other information and documenta tion as the Committee may reasonably require to assure that such person is entitled to acquire Stock under the terms of the Plan and this Option Agreement.

                       8. RESTRICTIONS ON TRANSFERABILITY

         The stock option granted hereunder shall not be transferable by Participant, otherwise than by will or by the laws of descent and distribution, or pursuant to the terms of a "qualified domestic relations order" within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder ("QDRO"). Unless transferred pursuant to the terms of a QDRO, such stock option shall be exercisable during Participant's lifetime only by Participant.

              9. FURTHER RESTRICTIONS ON EXERCISE AND SALE OF STOCK

         No portion of the stock option granted hereunder shall be exercisable at any time during which there is not on file with the Securities and Exchange Commission an effective registration statement covering the option shares on Form S-8, or similar form promulgated by the Securities and Exchange Commission.


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         Nothing contained in this section shall be construed to obligate the
Company to, or to grant any right to the holder of the stock option granted hereunder to, cause the Company to file any registration statement; or, if any such registration statement is filed, to prepare any additional prospectus, to file any amendments to the registration statement, or to continue said registration statement in effect.

         If, at any time during which the stock option is otherwise exercisable according to its terms, there is no effective Registration Statement on file with the Securities and Exchange Commission covering the shares then acquirable hereunder, the Committee may, in its sole discretion, permit the stock option to be exercised by the holder, upon its satisfaction that the offer and sale of such option shares to the option holder is exempt in fact from the registration requirements of the Securities Act of 1933, as amended, and such state securities laws as shall be applicable, and may condition such exercise upon its receipt of such representations, factual assurances and legal opinions as it shall deem necessary to determine and document the availability of any such exemption and may further condition such exercise upon such undertakings by the holder hereof or such restriction upon the transferability of the shares to be acquired hereunder as it shall determine to be necessary to effectuate and protect the claim to any such exemption.

                     10. REORGANIZATION AND RECAPITALIZATION

         In the event that dividends are payable in Stock of the Company or in the event there are splits, subdivisions or combinations of shares of Stock of the Company, the number of shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares deliverable upon the exercise thereafter of any option theretofore granted shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price.

         In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in case the property or stock of the Company is acquired by another corporation, or in case of a separation, reorganization, recapitalization or liquidation of the Company, all outstanding Awards shall be surrendered. With respect to each such surrendered Award, the Committee shall determine, subject to the vesting requirements of Sections 5 and 6 of this Option Agreement and Section 8(a) of the Plan, whether the holder of the surrendered Award shall receive

         (i) for each share then subject to an outstanding award, the number and kind of Shares into which each outstanding Share (other than Shares held by dissenting stockholders) is changed or exchanged, together with an appropriate adjustment to the Exercise Price; or

         (ii) a cash payment (from the Company or the successor corporation), in an amount equal to the Market Value of the Shares subject to the Award on the date of the Transaction, less the Exercise Price of the Award.


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         Any adjustment made hereunder shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code.

                   11. AGREEMENT WITH RESPECT TO PRIOR OPTIONS

         Participant hereby agrees to and approves the rescission and cancellation of all stock options granted to Participant on __________ under the Plan and the replacement of such stock options with a like number of stock options granted under the Plan pursuant to this Option Agreement.

         IN WITNESS WHEREOF, the Committee has caused this Option Agreement to be executed by a duly authorized officer of the Company, and Participant has executed this Option Agreement as of the date first above written.

                                    SOUTHFIRST BANCSHARES, INC.


                                    By:
                                       ----------------------------------------


                                    Title:
                                          -------------------------------------

ATTEST:

--------------------------------
Secretary or Assistant Secretary


                                    "PARTICIPANT"


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